Exhibit 10.26

Professional Services Agreement

This Professional Services Agreement date4d this 31st day of January, 2014, and made effective as of February 1, 2014, is by and between Rare Element Resources Inc. a Wyoming corporation ("RER" or “Company”), and Applied Petrographics, whose address is 4909 NE 320th Ave, Camas, Washington, 98607 (the “Consultant”).

Whereas, RER desires to retain Consultant to perform professional services in the area of geology, metallurgy and related areas; and

Whereas, Consultant represents that its principal, Mr. James Clark, is qualified and desires to perform the professional services requested by RER, that he is a professional geologist and former executive officer of RER and he has unique professional skills to bring to RER on a contracted, non-exclusive basis; and

Whereas, the Consultant agrees to perform services for RER upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereby enter into this Agreement to set forth their mutual promises and understandings, and mutually acknowledge the receipt and sufficiency of valuable consideration in addition to the mutual promises, conditions and understandings set forth below.

The parties hereby agree as follows:

1.

Performance of Services. The Consultant shall perform the professional consultancy services described on the attached Exhibit A: Description of Services and such other services as are requested by RER from time to time (the “Services”).  All Services performed by Consultant shall be in strict accordance with Exhibit A and any written instructions to Consultant from RER from time to time.  Upon request of RER, Consultant shall prepare and deliver to RER a progress report or final report of findings and recommendations, and such other reports as RER may, from time to time, request.

2.

Fees and Reimbursable Services. RER shall pay the Consultant for the Services at a rate set forth on Exhibit A: Description of Services.  All compensation shall include all overhead profit.

As further set forth in Exhibit A: Description of Services, all reimbursable expenses, including pre-approved travel, mileage, meals and other engagement-related expenses will be reimbursed at actual cost only with no mark-up.  Examples of reimbursable expenses are set forth in the attached Exhibit A.  Expenses must be approved by RER in advance and will be billed separately from Consultant service invoices. The Consultant shall neither purchase any equipment necessary to provide the Services which has a cost in excess of $25.00, nor enter into any agreements to subcontract the Services without the prior written approval from RER.

3.

Invoices. The Consultant shall establish a procedure for time and cost accounting, which assures that direct labor hours and allowable direct costs are properly charged to the Company pursuant to this Agreement. The Consultant shall invoice RER monthly using a labor and expense invoice organized by tasks and shall submit back-up in the form of weekly timesheets, expense forms, and receipts. Consultant shall submit reimbursable expenses on the RER approved expense reimbursement form at all times; a copy of which will be provided to Consultant upon retainer and again as amended from time-to-time. RER will pay the Consultant within fifteen working days following invoice approval, which shall be no longer than 5 days following receipt. Consultant may charge a 15% late fee if payment is not received within thirty days of invoice receipt.

4.

Standard of Services.  The Consultant shall perform the Services with that degree of care, skill and judgment, which is customarily exercised by professionals in the performance of services of a similar nature in the same geographical area.

Consultant agrees to abide by all Health and Safety policies and procedures as set forth in the Bear Lodge Health and Safety Plan and any amendments or updates thereto as to any site visits or other engagement at the Bear Lodge project area. A copy of the current plan is attached as Exhibit B.  RER agrees to timely provide Consultant all updates to the plan. Consultant further agrees to comply with all applicable Occupational Safety and Health Administration (OSHA) laws and/or Mine Safety and Health Administration (MSHA) laws.

5.

Permits and Licenses. The Consultant shall ensure that he is properly licensed and certified, as may be required for the performance of the Services. In performing the Services, the Consultant shall comply with any and all applicable federal, state, and local laws, rules, regulations, and interpretations of all regulating agencies, including, but not limited to, statutes, ordinances, regulations, rules, building codes, permits, requirements, decree orders, and directives from any lawful public agency or authority.

6.

Insurance. Consultant shall maintain, at Consultant’s sole cost at all times during the performance of Services hereunder, such insurance coverage as is reasonable for the performance of the Services, or as is legally required. The Consultant hereby confirms that it is an independent Consultant, not an employee of RER, for any purpose including worker’s compensation statutes. Further, the Consultant hereby waives and agrees to indemnify and hold harmless RER from any and all worker’s compensation claims, damages, losses, and expenses arising out of, or resulting from bodily injury, including personal injury, sickness, disease, or death of any and all employees of Consultant who would otherwise be covered by Consultant’s worker’s compensation insurance. This waiver and agreement to indemnify does not relieve RER from any liability for injury to Consultant to the extent caused by the negligent acts of RER, its agents, employees or representatives.

7.

Indemnification. The Consultant shall indemnify and hold harmless RER and its officers, directors, affiliates, employees and agents from and against all claims, damages, losses and expenses, including but not limited to reasonable attorney fees, arising out of or resulting from the negligence, knowingly wrongful acts, errors or omissions of the Consultant.

8.

Disclosure of Information and Non-Competition.

(a)

All materials, data, specifications, plans, inventions, documents or other information prepared, developed or delivered to RER, or obtained by Consultant or his employees, if any, pursuant to and as a result of this Agreement shall remain or become the property of RER.  Notwithstanding the above, Consultant’s unique ideas as to process, inventions, or the like, however, shall remain the property of Consultant, subject to a license to use as applied by RER as part of the Services provided hereunder.  Consultant shall ensure the confidentiality of such information.  Consultant shall not disclose to any third party any type of information described in this section or any other information of any description whatsoever (expressly including any technical process, geological findings or data and property claims and land boundaries) regarding plans, programs, plants, processes, products, costs, equipment, operations, or customers of RER or its clients that may come within the knowledge of Consultant in the performance of this Agreement or is known to Consultant upon entering into this Agreement if obtained through prior consulting or employment, except:

(i)

Technical information which is or becomes part of the public domain other than by acts or omissions of Consultant; or

(ii)

Technical information which was lawfully in the possession of the Consultant at the time he initially became involved with the Services and was not acquired by Consultant directly from RER or any of its clients or anyone acting directly or indirectly for or on behalf of RER.

The Consultant will not, without the prior written consent of RER, disclose to any third party information developed or obtained by the Consultant in the performance of the Agreement except to the extent that such information falls within one of the categories described in (i) or (ii) above.

In addition, the Consultant acknowledges that from time to time additional confidentiality agreements may be imposed due to requirements of clients of RER.  Consultant agrees to sign and abide by any such confidentiality agreements.

(b)

In the event of a breach or threatened breach by the Consultant of section 8(a) above, RER shall be entitled to an injunction restraining the Consultant from disclosing, in whole or in part, any such confidential or technical information, or from rendering any services to any person or entity to whom such confidential or technical information has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting RER from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant. Consultant specifically acknowledges and agrees that if he breaches this section, RER shall be entitled to recover all costs and expenses incurred by it, including reasonable costs, expenses and liabilities, as a result of such breach or in pursuing any available remedy at law or in equity.

(c)

From and after the Effective Date until the date two (2) years after the Effective Date, Consultant will not, either alone or in partnership or jointly or in conjunction with any person, or in any other manner whatsoever, directly or indirectly acquire any interest in any mining or millsite claims or otherwise acquire any interest in minerals, real property, royalties or water within ten (10) miles from the outside boundaries of any of the properties of Company.

Consultant acknowledges that due to the nature of RER’s business and interest in the properties, the restrictions set out in section of this provision are necessary and reasonable.  Any interest acquired in violation of this paragraph shall, at RER’s request and at no cost to RER, be conveyed to RER.

9.

Independent Consultant. Consultant represents that he is fully experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Services. In the performance of the Services, the Consultant is and shall remain an independent Consultant. The Consultant shall not be deemed the servant, employee, or agent of RER, and therefore, Consultant shall not be entitled to worker's compensation benefits or unemployment insurance benefits. Except as otherwise expressly provided herein, the Consultant shall have the exclusive authority and responsibility for performing the Services and accomplishing the objectives of the Services, RER being interested only in the results obtained. RER shall not make any deductions, withholdings or contributions with respect to any payments to Consultant under this Agreement on account of social security, unemployment compensation, income tax, or otherwise under any federal, state, local or foreign law applicable to employer/employee relationships. Any and all compensation earned and payable to Consultant under the terms of this Agreement shall be earned by him solely as, and in the capacity of, an independent Consultant.

10.

Conflicts of Interest and Priority.  Consultant has disclosed that it intends to engage in services for other rare earth and/or mining companies and is not exclusive to RER in its engagement of consultant services. Notwithstanding the above, Consultant shall take all precautions to secure confidential treatment of RER information in full adherence to section 8 above, and shall disclose in writing to RER any potential real or potential conflicts of interest relating to its engagement by any other company or individual that is in the same or similar geographic or competitive position with RER, relating to the Services under this Agreement. In the event RER determines, in its sole judgment, that any relationship which Consultant has, is against the best interests of RER, RER has the right to request that Consultant not engage with the other party for the term of this Agreement.

Consultant has agreed to provide priority of work load to RER should the engagement time become unavailable or limited due to other clients of Consultant.

11.

Term and Termination.

(a)

This Agreement shall become effective on the Effective Date set forth above and terminate on January 31, 2015, subject, however, to termination during such period as provided in this section and any extension of this Agreement by the parties per (b) below.  Sections 4, 7, 8 and 10 of this Agreement shall survive termination of this Agreement.

(b)

The parties, by mutual agreement, may extend the term of this Agreement for successive six month periods.

(c)

This Agreement may be terminated by the Consultant on thirty days’ written notice to RER. Upon conclusion of the Services, the Consultant shall promptly discontinue all Services and shall deliver to RER all information and materials obtained in the performance of this Agreement. RER shall pay Consultant for Services performed to the effective date of termination and for an additional seven (7) standard work days (monthly retainer) following the date of termination pursuant to the fees set forth in section 2 of this Agreement to allow for the preparation of a final report of Services performed.  Final invoice for Services shall be paid following receipt of the final report.

(d)

This Agreement may be terminated by RER only upon material breach of the Agreement by Consultant, including failure to provide the Services, or death or disability of Consultant, and in the case of breach of the Agreement, other than death or disability, after written notice of breach is provided and thirty day period to cure the breach has passed.

12.

No Assignment. The Consultant shall not assign this Agreement nor any sum payable under this Agreement without the prior written consent of RER.

13.

Arbitration.  All claims, disputes and other matters arising out of, or relating to, this Agreement or an alleged breach of this Agreement shall be subject to final and binding arbitration in Denver, Colorado pursuant to the Commercial Rules of the American Arbitration Association and judgment may be entered on the arbitration award in any court of competent jurisdiction.  Should the parties fail to agree upon an arbitrator, then each party shall select one arbitrator, and the two chosen arbitrators shall select a third arbitrator to form a panel. Each party shall bear its own respective costs of the arbitration and shall be responsible for one-half of the arbitrator’s fees.

14.

Notices.  All notices, consents and communications required or permitted under this Agreement shall be in writing and shall be deemed effective when delivered personally, by certified mail, by a courier or delivery service, or by fax or electronic transmission to the parties at the following address or fax numbers or at such other address or fax number for a party as shall be specified by like notice given at least five days prior thereto:

If to RER:

Randall Scott

Rare Element Resources, Inc.

225 Union Blvd, Suite 250

Lakewood, CO 80228

Fax:  720-278-2490

If to Consultant:

Applied Petrographics

Attn: James Clark

4909 NE 320th Ave, Camas, Washington  98607

jim@appliedpetrograhics.com

15.

Miscellaneous

(a)

Colorado Law.  Notwithstanding the arbitration venue set forth in section 13 above, this Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of Colorado.

(b)

Entire Agreement and Modifications. The parties acknowledge that this Agreement constitutes the entire agreement between the parties and supercedes all prior representations, warranties, agreements and understandings, oral or written, between the parties with respect to its subject matter, including Consultants prior employment agreement with RER, which has been mutually terminated .  No modification or amendment of this Agreement or the waiver of any terms, conditions, rights or remedies hereunder shall be binding upon any party hereto unless signed in writing by both parties. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

(c)

Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns.

(d)

Headings and Severability.  If any clause or provision of this Agreement shall be adjudged invalid or unenforceable, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.  In the event any provision of this Agreement is found to be unenforceable for any reason, the parties shall attempt to modify that portion in a manner to preserve the intent of the parties in entering into this Agreement. The headings in the Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

Consultant: Applied Petrographics

RER:

Rare Element Resources, Inc.

By:  /s/ James Clark

By:  /s/ Randall Scott

__________________________________________

___________________________________

Exhibit A

Description of Services

Consultant’s Responsibilities shall include:

Consultant shall provide input, research and advisement as to the Bear Lodge project geological and metallurgical information, programs and results and analysis as requested by RER as well as strategic market and related corporate strategy inputs; all on as-needed basis. Consultant may be called upon to present at conferences or other meetings on behalf of the Company in this regard. Specific tasks discussed for completion in the engagement term are described in more detail below:

•

Update mineralogy modeling of the Bull Hill and Whitetail pit areas. This will involve integration of the current QEMSCAN quantitative and SEM/EDX semi-quantitative data, assessment of data gaps, and acquisition of additional data to move the project forward to completion. This will be an ongoing project during life-of-mine and will require systematic updates. Coordination with John Ray, Jason Felsman, and Adrian VanRythoven. Preparation of summary progress report of status as of end of 2014, with details in appendices.

•

Update data acquisition and reporting for mineralogy of HREE-enriched Carbon and Taylor.  Recommendations for additional work, if required. Coordination with Adrian Van Rythoven, Jason Felsman, and Allen Andersen (Doctoral student at Washington State University).

•

Mineralogical support for 2014 exploration work, as requested, including REE mineral identification, HREE residence, favorable host rock/breccia classification, and identification of associated alteration types. Coordination with Jason Felsman and Adrian VanRythoven.

•

Mineralogical support for 2014 metallurgical test work. Includes integration of 2013 SGS QEMSCAN work on head and fine fractions, and SEM/EDX work on intermediate size fractions. Coordination with Dr. Henry Kasaini, Dr. Adrian VanRythoven, and Dr. Katharina Pfaff at Colorado School of Mines.

•

Review and edit of Technical Report(s).

•

Participation in thesis and dissertation committees for students working on RER-supported projects.

•

Consultation as needed with Executive team and Board.

Services Fee:

Consultant shall be compensation at the rate of $18,000 per month which will include seven (7) full days of Consultant time per month. Any additional (over seven days) time approved by RER and completed in a month will be at the billing rate of $1,000 per day.

Reimbursable Expenses include:

All approved expenses shall be actual, with no mark-up to RER.

It is agreed that Consultant is pre-approved to attend, at the expense of RER, the PDAC Conference in early March, 2014 and the time spent at the conference shall not be debited against the days per month set forth above under “Services Fee” unless specifically allocated during the conference to presentation or meetings for RER.

Expenses shall only be reimbursed if set forth with specificity on the RER expense reimbursement form. Reimbursement will be made timely by RER, and no later than 15 days after submittal and approval, or 30 days from invoice receipt at latest.

RER shall pay the Consultant for reimbursable actual mileage documented on a Consultant’s mileage log at a rate of 56¢ or at the current rate published by the IRS.

Exhibit B

Bear Lodge Project

Health and Safety Plan

Attached